Management Service Agreement

THIS MANAGEMENT SERVICE AGREEMENT is made as of the 15th day of May 2006 ("The Effective Date"), by and between Cavico Corp, a Delaware corporation, formerly known as Agent155 Media Group, Inc. (hereinafter known as "CAVICO") and Providential Holdings, Inc., a Nevada corporation with principal business address at 17011 Beach Blvd., Suite 1230, Huntington Beach, CA 92647, (hereinafter known as "PHI").

WHEREAS:

(A) CAVICO, through its ownership of Cavico Vietnam Joint Stock Company, is a business conglomerate engaged in various business activities including but not limited to infrastructure, construction, energy, mining, information technology, and real estate development.

(B) PHI, a fully reporting publicly-traded company in the US and Germany, is engaged in various business activities including but not limited to merger and acquisition consulting and advisory services, management services, investment banking, independent energy, education, telecommunications, and investments in special situations;

NOW THEREFORE IN CONSIDERATION of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged by each party, the parties covenant and agree with each other as follows:

1. **Office Space.** PHI shall provide one office of a minimum of 200 square feet to CAVICO for use as its US administrative headquarters.

2. **Management Services**. PHI shall provide to CAVICO as required by CAVICO the following management services (the "Management Services"):

   (a) All equipment (the "Equipment") required by CAVICO in connection with the operations of CAVICO at its administrative headquarters including but not limited to:

      (i) computers, typewriters, facsimile machines, copiers, transcription and reproduction equipment and other office equipment and furniture; and

      (ii) any other office equipment as may be required by CAVICO;

   (b) secretarial and typing services;

   (c) telephone answering and receptionist services;

(d) filing and general clerical services;

(e) delivery services;

(f) bookkeeping for CAVICO's US operations only;

(g) systems administration;

and such other assets and services as may be required from time to time.

3. **Business Expenditures.** PHI will pay all expenditures necessary to maintain the administrative office including, without limiting the generality of the foregoing or the provisions of paragraphs 1 and 2, rental payments, the cost of all supplies required by CAVICO in carrying on the administrative headquarters and all utility bills.

4. **Management Fee.** In consideration of PHI providing the afore-mentioned services in connection with the operations of the administrative headquarters, CAVICO agrees to pay to PHI a fixed monthly fee of $2,000.00. The monthly payment shall be made within ten (10) days of PHI submitting an invoice for payment to CAVICO.

5. **No Warranties.** PHI makes no representation or warranty whatsoever with respect to the suitability or durability of any equipment for the purposes or uses of CAVICO or any other representation or warranty concerning any equipment, express or implied.

6. **Location and use of Equipment.** The Equipment shall be located and used only on the Premises at 17011 Beach Blvd., Suite 1230, Huntington Beach, CA 92647 and shall not be removed without prior written consent of PHI. The Equipment shall be maintained and operated by competent employees only. CAVICO shall pay all expenses of operating and maintaining the Equipment and shall insure the Equipment against normal perils, with loss payable to PHI.

7. **Ownership of Equipment.** The Equipment shall at all times be and remain the exclusive property of PHI, and CAVICO shall have no right of property except the right to use the Equipment on the terms and conditions in this Agreement.

8. **Equipment Not Fixtures.** The Equipment shall at all times during the term of this Agreement be personal or moveable property, regardless of the manner in which it may be attached to any real estate. CAVICO shall install the Equipment in a manner which will permit its removal without material injury to the place of installation. CAVICO shall be responsible for any damage done to any real estate, building or structure by the removal of the Equipment and shall indemnify the PHI against liability for such damage.

(e) the admission by CAVICO in writing of its inability to pay its debts generally as they become due;

(f) the appointment of a receiver, trustee, or similar official for CAVICO or for any of its property;

(g) the filing by or against CAVICO of a petition in bankruptcy (or a petition for the reorganization or liquidation of CAVICO under any federal or state laws if CAVICO is a corporation);

(h) any other act of bankruptcy or other act or omission by CAVICO in furtherance of any of the above purposes; or

(i) if the Equipment is, in the opinion of PHI, in danger of being confiscated or attached.

15. **Remedies on Default.** On the occurrence of any event of default PHI may, at its option, terminate this Agreement by written notice to CAVICO whereupon CAVICO shall return the Equipment to PHI and shall also be liable to PHI for the payment of the total amount which shall become due and payable immediately and for all damages which PHI may sustain by reason of CAVICO's breach including, without limitation, all legal fees and other expense incurred by PHI in attempting to enforce this Agreement or to recover damages for breach, and PHI shall have the right to either: (i) sell the Equipment or any portion and, after deducting all costs and expenses incurred in connection with the sale, to credit the net proceeds of such sale to the payment of the obligations of CAVICO; or (ii) lease the Equipment or any portion for such period, and to such persons as the PHI shall elect and after deducting all costs and expenses incurred in connection with the agreement to apply any rent received therefrom the payment of the obligations of CAVICO.

16. **Term of Agreement.**.This Agreement shall commence on the date first above mentioned and shall continue in full force and effect for a period of Two (02) Years thereafter. Notwithstanding the foregoing, this Agreement shall automatically be renewed for successive terms of one (1) year each, unless either party notifies the other in writing of non-renewal at least sixty (60) days prior to the end of the term or any renewal term.

17. **Return of Equipment.** On the termination of this Agreement for any reason, CAVICO shall at CAVICO's cost, return the Equipment to PHI, failing which PHI shall have the right to enter the premises where the Equipment is located and remove it at CAVICO's expense, all without legal process.

9. **Care of Equipment.** CAVICO shall at all times, at its own expense, keep the Equipment in good and efficient working order and repair. PHI, its employees and agents shall at all reasonable times have access to the Equipment for the purpose of inspecting it. CAVICO shall not, without the prior written consent of PHI make any alterations, additions or improvements to the Equipment. All alterations, additions or improvements shall belong to and remain the property of the PHI.

10. **Risk of Loss Or Damage.** Except for loss or damage to the Equipment from fire or theft, CAVICO assumes the entire risk of loss or damage to the Equipment from any cause. No loss or damage to the Equipment or any part of it, except loss or damage from fire or theft, shall affect the obligations of CAVICO.

11. **Liens and Taxes.** CAVICO shall keep the Equipment free of levies, liens and encumbrances and shall pay all license fees, registration fees, assessments, charges and taxes (municipal, state and federal), which may be levied or assessed directly or indirectly against or on account of the Equipment or any interest therein or use thereof. If CAVICO shall fail to pay such license fees, registration fees, assessments, charges or taxes, PHI may pay the same in which event the cost shall constitute additional rent, which shall be immediately due and payable and PHI shall be entitled to all the remedies provided in this Agreement in the event of default of payment of rent.

12. **Compliance with Law.** CAVICO shall comply with all laws, ordinances, regulations and by-laws present or future, in any way relating to ownership, possession, use or maintenance of the Equipment throughout the term of this Agreement, and shall indemnify PHI against all liability it may incur by CAVICO's failure to comply.

13. **Indemnity.** CAVICO shall indemnify PHI against any and all claims, costs and expenses in any manner arising from CAVICO's use or possession of the Equipment and against all loss, damage and expense arising from any action, suit or proceedings, or otherwise on account of any personal injury or death or damage to property occasioned by the Equipment during the term created or on account of any infringement or alleged infringement of patent occasioned by the operation of the Equipment.

14. **Events of Default.** The following shall each constitute an"event of default":

    (a) the failure of CAVICO to pay any amount owing under this Agreement;

    (b) the breach of any covenant or condition contained in this Agreement;

    (c) the subjection of the Equipment to any lien, levy or attachment;

    (d) any assignment of CAVICO for the benefit of creditors;

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18. **Headings.** The headings contained in the Agreement are inserted solely for convenience of reference. They do not form a part of this Agreement and are not to be used as an aid in interpreting this Agreement.

19. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

20. **Execution by Facsimile.** The parties acknowledge that this Agreement may be negotiated and transmitted between the parties by means of a facsimile machine and that the terms and conditions agreed to are binding upon the parties. Upon the Agreement being accepted, copies of the facsimile will be validated by both parties forthwith.

21. **Successors and Assigns.** This Agreement is personal to the parties hereto and neither party may assign this Agreement, or any part hereof, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.

22. **Entire Agreement.** This Agreement is sets forth the entire agreement between the parties relating to the subject matter hereof and stands in the place of any previous agreement, whether oral or in writing. The parties agree that no amendment to this Agreement shall be binding upon the parties unless it is in writing and executed by both parties.

23. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

_______________________ Date 5/15/06
Timothy Pham
Executive Vice President & Assistant Secretary
Cavico Corp., a Delaware corporation

_______________________ Date 5/15/06
Henry D. Fahman
Chairman and CEO, Providential Holdings, Inc.
A Nevada corporation